Exhibit 99.1

Structured Asset Trust Unit Repackagings (SATURNS)

Series 2003-9 Trust

To deliver bonds redeemed in connection with tender offer

CUSIP:	804104206
Symbol:	DKT

FOR IMMEDIATE RELEASE:

February 12, 2008

NEW YORK, NEW YORK – Structured Asset Trust Unit Repackagings (SATURNS), Altria Group Inc. Debenture Backed 2003-9 Trust (the “Trust”) (New York Stock Exchange Ticker Symbol “DKT”), announced today that a potential “Trust Wind Up Event” has occurred under the terms of the Trust Agreement governing the Trust. The Trust will deliver to the underlying security issuer all underlying securities selected for redemption in connection with the tender offer by the underlying security issuer dated January 31, 2008 (the “Tender Offer”). If all underlying securities held by the Trust are so selected and redeemed, the Trust will terminate. In connection with the Tender Offer, on February 7, 2008, the Call Options holder for the SATURNS 2003-9 Trust (the “Trust”) notified the Trust of its intent to exercise its Call Options representing its right to call all of the Underlying Securities owned by the Trust.

To the extent any Underlying Securities held by the Trust are redeemed in connection with the Tender Offer, upon settlement of the Call Options on or about March 5, 2008, Unitholders of Units randomly selected in proportion to the underlying securities that are redeemed, will receive (i) for each Class A Unit, the par value plus accrued interest plus $1.50 and (ii) for each Class B Unit, accrued interest outstanding and the present value of all future interest payments on that unit that would have been payable had there been no call, redemption or other early termination.

To the extent any Underlying Securities held by the Trust are not redeemed in connection with the Tender Offer, the exercise of the Call Option on such Units shall be deemed to have not occurred and such Underlying Securities will be returned to the Trust. Unitholders of any Units returned to the Trust shall retain all of their rights to payment under the Trust Agreement with respect to such Units and the holders of the Call Options on such returned Units shall retain all of their call rights under the Trust Agreement with respect to such Units.

Contact:

LaSalle Bank National Association

Kathryn Hawkinson, Global Securities and Trust Services, 312-904-6561